                        SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                     FORM 8-K

                                 CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): March 11, 1998

                             Beazer Homes USA, INC.
          (Exact name of Registrant as specified in its charter)

       Delaware                                   58-2086934
------------------------------              ------------------------
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization                  Identification No.)


  5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia    30342
           (Address of principal executive offices)            (Zip code)

                           (404) 250-3420
            (Registrant's telephone number including area code)

                            Not applicable
       (Former name and former address, if changed since last report)

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Item 5. Other Events

     On March 11, 1998, Beazer Homes USA, Inc. issued the press release attached hereto and made a part hereof.


                      SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of March 11, 1998 with respect to the beneficial ownership of the Company's Common Stock by individual Directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all Directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares. This table updates information provided in the Company's 1997 Proxy Statement filed on Schedule 14A with the SEC on December 29, 1997, and reflects the vesting of certain stock options granted in connection with the Company's initial public offering of common stock on February 23, 1994 (the "IPO"), stock options granted on the IPO anniversary date of February 23, 1995, and the initial director options granted on January 26, 1995.



Brian C. Beazer                                                    73,500           *
  Non-executive Chairman of the Board

Ian J. McCarthy
  President and Chief Executive Officer                           129,225           *

Thomas B. Howard, Jr.                                                 500           *
  Director

George W. Mefferd                                                  11,000           *
  Director

D.E. Mundell                                                       13,000           *
  Director

Larry T. Solari                                                    11,500           *
  Director

David S. Weiss (5)                                                 67,737           *
  Executive Vice President, Chief Financial
    Officer and Director

John Skelton                                                       47,283           *
  Senior Vice President and Controller

James A. Moore (6)                                                 10,763           *
  Vice President and Chairman Process and
    Systems Advisory Board

Peter S. Simons                                                    15,968           *
  Vice President of Corporate Development
Directors and Executive Officers as a Group (12 persons)          386,153          6.37%

* Less than 1%

(1) The number of shares for Messrs. Beazer, McCarthy, Weiss and Skelton includes 13,500, 13,500, 9,500 and 9,500 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the Stock Incentive Plan in connection with the IPO. Such shares of restricted stock will vest unconditionally in March 2001 and may vest over the next four years based on predetermined criteria relating to the appreciation of the Common Stock price as reported by the NYSE. As of March 11, 1998, 10,125, 10,125, 7,125 and 7,125 shares of this restricted stock had vested for Messrs. Beazer, McCarthy, Weiss and Skelton, respectively. See footnote 3 to "Executive Compensation -- Summary Compensation Table" below.

(2) The number of share for Messrs. McCarthy, Weiss, Simons and Skelton includes 33,000, 12,000, 7,000 and 8,000 shares of performance accelerated restricted stock ("PARS"), respectively. All such shares of PARS were awarded under the Stock Incentive Plan during Fiscal Year 1995. Such shares will vest unconditionally on January 3, 2002, but could vest earlier if total return to the stockholders of the Company exceeds 15% per year over a rolling three year period. See footnote 4 to "Executive Compensation -- Summary Compensation Table" below).

(3) The number of shares for Messrs. McCarthy, Weiss, Simons, Skelton and Moore does not include the right to receive 15,498, 6,259, 2,783, 2,359 and 2,460 shares of restricted stock, respectively, which each of Messrs. McCarthy, Weiss, Simons, Skelton and Moore is entitled to receive three years from the award date in lieu of a portion of their respective Fiscal Year 1995, 1996 and 1997 cash bonuses (when applicable). See footnote 3 to "Executive Compensation -- Summary Compensation Table" below.

(4) The number of shares for Messrs. McCarthy, Weiss, Simons, Skelton and Moore includes 725, 5,737, 679, 683, and 763 shares of the Company's Common Stock, respectively, held through the Company's 401(k) plan.

(5) Includes 500 shares of the Company's Common Stock owned by Maureen Cowie, Mr. Weiss' spouse.

(6) Includes 2,000 shares of the Company's Common Stock owned jointly by Mr. Moore and Mr. Moore's spouse.

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                                                        Press Release
                                                        For Immediate Release


              Beazer Homes Announces $100,000,000 Senior Debt Offering


Atlanta, Georgia, March 11, 1998 -- Beazer Homes USA, Inc. (NYSE: BZH) today announced that it is proposing to offer $100,000,000 in principal amount of Senior Notes due 2008. The net proceeds of the offering will be used to repay indebtedness under the Company's existing credit facility.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single family homebuilders, with operations in Arizona, California, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee and Texas.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:    David S. Weiss
            Executive Vice President and Chief Financial Officer
            (404) 250-3420


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                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Age of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     Beazer Homes USA, Inc.

March 19, 1998               By:          /s/  David S. Weiss
-----------------                --------------------------------------------
Date                             David S. Weiss, Executive Vice President and
                                 Chief Financial Officer